LETTER OF INTENT

         This LETTER OF INTENT is entered into this 27th day of March, 2006, by and between NITRO PETROLEUM, INC., a Nevada Corporation, hereinafter "NITRO", PO Box 929, Penticton, British Columbia, Canada V2A 6J9 and REO ENERGY, LTD. and JMT RESOURCES, LTD, a Texas Partnership, hereinafter "REO" and "JMT", respectively, whose offices are at 5416 Birchman Ave., Fort Worth, Texas 76107.

         WHEREAS, REO is the majority owner and operator of certain oil and gas leases located in Arkansas and Texas ("Leases") and is also the owner of approximately one-quarter working interests in 27 wells. REO has the internal expertise to develop and operate its leasehold interests located in Texas and Arkansas, it seeks to form a joint venture partnership with a qualified entity to facilitate equity and debt financing; and

         WHEREAS, NITRO is a listed company trading on the over-the-counter bulletin board company who desires to participate in the development of oil and gas interests in the States of Texas and Arkansas and is qualified to provide debt and equity financing to its prospective partner; and

        WHEREAS, NITRO wishes to fully acquire, over stages, REO and JMT, and provide sufficient financing in its efforts to develop oil and gas properties located in Arkansas and Texas;

        NOW THEREFORE, for good and proper consideration having been paid, the parties to this Letter of Intent agree to be bound by its terms and conditions, to provide a directors resolution authorizing the companies herein to enter into this Agreement by majority resolutions of the stockholders of both parties hereto, based on representations contained herein and otherwise provided to each party and the following terms and conditions which are agreed to by the parties to this Letter of Intent, and agree to incorporation of such items in, and execution of, a Definitive Agreement and Plan of Redevelopment (the "Closing Agreement"):

1. NITRO is a corporation duly organized and validly existing under the laws of the State of Nevada, has the corporate power to perform its business as presently conducted, is properly authorized to do business and is in good standing in the state where such authorization is necessary. As of the date of this Letter of Intent, NITRO is trading entity under the symbol "NPTR" which trades on the over-the-counter bulletin board market and is current in its filings and requirements to maintain a listing on that exchange.

2. NITRO desires to purchase one hundred percent (100%) of REO in several stages. REO currently owns the following assets, hereinafter collectively referred to as REO's Interests; approximately 7,000 acres of mineral leasehold in Cooke and Montague Counties, Texas and is known as the Barnett Shale Leases ("Barnett Leases") see exhibit "A" attached hereto, approximately 1,700 acres of mineral leasehold in the Fayetteville Shale located in several counties in Arkansas and is known as the Fayetteville Shale Leases ("Fayetteville Leases") see exhibit "A" attached hereto, and, an average working

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         interest of twenty-five percent (25%) in approximately 27 wells drilled on the Barnett Leases and known as the Barnett Working Interests ("Barnett Working Interests"), see exhibit "B" attached hereto.

 3. NITRO desires to purchase one hundred percent (100%) of JMT in several stages. JMT currently owns the following assets, hereinafter collectively referred to as JMT's Interests; approximately 7,500 acres of mineral leasehold in Navarro County, Texas and is known as the Corsicana Field ("Field") see exhibit "C" attached hereto. Nitro, as of the date of this Agreement, has a twenty-three and three-quarters percent (23.75%) interest in the Corsicana Leases based on its commitment to fund an additional $3,000,000 over the next two years in JMT's Corsicana Pilot Project while JMT retains its interest of fortyseven and one-half percent (47.5%).

4. REO and JMT agree to the sell REO's and JMT's Interests to NITRO based on NITRO's inducement and consideration of the following terms and conditions:

          [a]. The payment of $500,000, the receipt of which is hereby acknowledged by REO and JMT, NITRO and/or its nominee[s] has paid to REO an advance against the initial equity purchase of thirty-three percent (33%) of REO's Interests for $6,200,000 USD ("First Stage Purchase"), which consists of the following breakdown:

                     1. $2.7 million to buy Big Giant Rig 2
                     2. $2 million cash to Rife/Bennett ($1 million each)
                     3. $1.5 to pay off all existing debt of REO; and

          [b]. NITRO shall pay in cash the remaining purchase price of $5,700,000 USD for the First Stage Purchase on or before May 1, 2006 and;

          [c]. NITRO shall provide a cash equity financing to REO and/or its affiliate JMT, the approximate amount of $59,000,000 USD by or before December 31, 2006, the uses and or allocations of which are attached herein as Exhibit "B" or [ii] in the event that NITRO fails to meet its funding obligations under paragraphs 4[b] or 4[c], the equity contributed to date by NITRO to REO will be converted to a working interest ownership in Big Giant Rig # 2 purchased under 4[a] 1., the terms of which are described in paragraph 5 of this Agreement;

Upon the funding of equity monies described in 4 [c] above, Nitro and/or REO will enlist a mutually acceptable third-party engineer to determine the total appraised value of REO's Interests, which at that time shall also include any acquisitions made during the period from the date of this Agreement to the date that a final value determination is made, which shall be done no later than December 31, 2007.

          [d]. The final purchase price for REO's and JMT's interests will be based on the valuation of all of their respective assets,

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               existing as of the date of this Agreement and including those acquired up to the date of evaluation, less the funds advanced to REO and JMT, as defined herein, and hereafter multiplied by the amount of residual interest held by REO and JMT after the first stage of financing, as defined above, or sixty-six and two-thirds percent (66.66%).

5. In exchange for the initial equity contribution made by NITRO to REO, NITRO shall be entitled to receive 33% of the net income derived by REO. Conversely, in exchange for the funding provided by NITRO to JMT, NITRO will be entitled to receive 70% of the net income derived from JMT's Interest in the Corsicana Leases. NITRO will earn a proportionate working interest in those wells drilled and completed under this project as their investment progresses.

6. NITRO is in compliance with all material provisions and requirements of any and all contracts, agreements, leases, licenses, and SEC/listing requirements and to which NITRO is a party and which, is material to the conduct of the business of the Joint Venture with REO.

7. The acquisition of JMT as contemplated herein calls for the development of the Field in phases with the Pilot Project being labeled as the first phase and the redevelopment of the entire Field as subsequent phases. If the parties hereto determine that the Phase 1 Pilot Project is successful, then the Joint Venture shall proceed with the redevelopment of the entire Field. NITRO will be responsible for the financing of the redevelopment of the Field and other ancillary actions undertaken by the Joint Venture, including, but limited to 3D seismic shoots of the Field, drilling and completing well bores to greater depths and acquiring additional acreage in and around the location of the Field.

        A further major inducement to JMT to enter into this acquisition is NITRO's commitment to affect a $3,000,000 funding in a timely manner for NITRO/JMT's future development plans of the Corsicana Field, should both parties choose to continue into phase II of the redevelopment of the Field. Should these funds not materialize in the manner described and agreed in the Definitive Agreement and Plan of Redevelopment, certain default provisions would limit NITRO's interest in the Field to that of the Pilot Project. Its interest in the net income derived from the Pilot Project, however, would not be diminished as a result.

8. As required by law, the vote for approval of the Definitive Agreement and Plan of Redevelopment contemplated by this Letter of Intent shall be approved by a vote of the holders of at least a majority of the issued and outstanding shares of NITRO, JMT and REO.
         Furthermore, there are filing requirements concerning Proxy Solicitation Materials (Regulation 14A/Schedule 14A) which are subject to filing with the Securities and Exchange Commission.

9. At any time prior to the acquisition Closing Date, the parties hereto may, by written mutual agreement, approved by their respective Board of Directors, amend, modify or waive

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         compliance with any of the conditions,  covenants or provisions of this
         Letter of Intent or the Definitive Agreement and Plan of Redevelopment.

10. Each party hereto agrees to grant to the. other the right of first refusal on the sale of their respective interests or on any subsequent drilling opportunity on the subject properties described above, regardless of circumstance or depth, including REO's additional 3,000 acres in the Corsicana area.

11. Contemplated dates relating to this Letter of Intent, the terms and conditions of the acquisition, and the acquisition Closing Dates are:

         March 31, 2006     Letter of Intent Closing Date - Signing of Letter of
                            Intent

         May 1, 2006        Equity Funding Date - NITRO's initial equity
                            contribution of $5,700,000 is due for the purchase of 33% of REO

        December 31,  2006  2nd  Equity  Funding  Date - no less  than
                            $59,000,000 must be received under the terms of the Definitive Agreement and Plan of Redevelopment to affect the final purchase of the REO's and JMT's respective interests.

        December 31, 2007   Enlist the services of a  third-party   appraiser to
                            determine  the fair market value of the assets
                            acquired   by  NITRO,   both  initially and during
                            the time since it entered into this Agreement.

12A. Inability to Fund based on conditions set forth herein

        In the event that Nitro is able to fund the initial acquisition of REO's percentage and JMT's percentage, as described above, then Nitro will convert the money it has funded on December 31, 2006 to working interests and/or overriding royalties in the leases acquired from the date of this Agreement to December 31, 2006, and also include, but not be limited to, acquisitions of equipment, wells drilled and other purchases considered to be assets of the Joint Venture. The respective interest assigned to Nitro under these circumstances will be equal to the amount of financing provided by Nitro (both debt and equity) divided by the current fair market value of all of the assets, as determined by a mutually acceptable, third party appraiser.

12B. Representations & Warranties by JMT Resources, Ltd. and REO Energy, Ltd.

         JMT and REO represents and warrants as follows:

         [a]. That JMT and REO is without contingent and/or substantial liabilities that

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         would effect the Pilot Project.  Any such contracts and/or  obligations are in the usual course of business and no such contracts or obligations are liens or other liabilities which, if disclosed, would alter substantially the financial condition what has been represented.

                 [b]. There have not been, and prior to the acquisition Closing Date there will not be, any material adverse changes in the financial position of contracts and/or obligations, except changes arising in the ordinary course of business.

                 [c]. JMT is the rightful owner of the 95% working interest in the Field, whose leases and acreage amounts are listed in Exhibit "A." REO is the rightful owner of 100% working interest in the Barnett Leases and Fayetteville Leases, whose leases and acreage amounts are listed in Exhibit "A." These leases are unencumbered and without liens or any other type of deficiency that would prevent REO from executing the Definitive Agreement and Plan of Redevelopment. Further, that REO is the rightful owner of the working interests listed in exhibit "B," attached hereto, which interests have not been encumbered or pledged and are without any type of title deficiency.

                 [d]. REO and or its affiliates will indemnify NITRO against all existing liabilities, contingent or otherwise, which currently exist on any of the assets held by JMT and REO and both parties shall simultaneously hold NITRO harmless accordingly.

13.     Representations & Warranties by NITRO.

        NITRO represents and warrants as follows:

          [a]. The Officers of NITRO are duly authorized to execute this agreement pursuant to authorization of its Board of Directors.

          [b]. Since their latest filing with the SEC, there have not been, and prior to the acquisition Closing Date there will not be, any material adverse changes in the financial position of NITRO except changes arising in the ordinary course of business.

          [c]. NITRO is not involved in any pending litigation or governmental investigation or proceeding not reflected in such Financial Statements or otherwise disclosed in writing to REO that would have an adverse effect of the Redevelopment of the Field or any other asset acquired herein.

14. The parties hereto agree to keep confidential all proprietary information. The parties further agree to keep confidential any and all names, telephone or facsimile numbers, and any other matters considered confidential arising from this agreement and the subsequent Definitive Agreement and Plan of Redevelopment.

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15.      This agreement may be signed in counterpart. Facsimile signatures, if required, shall be acceptable and legally binding.

16. This Letter of Intent, and its terms and conditions therein, shall be effective and binding upon the date of execution of this agreement. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

 17. All parties to this agreement realize time is of the essence in concluding this transaction.


IN WITNESS WHEREOF, the parties have executed this agreement in good faith on the day and date first above written.

NITRO PETROLEUM, LTD.                       JMT RESOURCES, LTD.


/s/ Ted Kozub                               /s/ Mark Zouvas
--------------------------                  -------------------------
By: Ted Kozub                               By: Mark S. Zouvas
Title: President                            Title: Managing Partner

--------------------------                  -------------------------
Attest:                                     Attest:


REO Energy, Ltd.


-------------------------
By: Joe Bill Bennett
Title: Managing Partner

-------------------------
Attest: